N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Balanced Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      8,177,048         0.07             117,674,013       8.61


     Class B      1,538,043         0.05             29,912,509        8.60


     Class C      533,695           0.05             10,572,967        8.61


     Class I      2,877,113         0.08             34,497,549        8.57